As filed with the U.S. Securities and Exchange Commission on December 3, 2021

Registration No. 333-257521

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

Amendment 5
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alpha Star Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

80 Broad Street, 5th Floor
New York, NY 10004

(212) 837 7977

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bill Huo, Esq. Brian C. Daughney, Esq. Becker & Poliakoff LLP 45 Broadway, 17th Floor New York, NY 10006 (212) 599-3322	Christopher S. Auguste, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of Americas New York, NY 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one ordinary share, par value $0.001 per share, one Right entitling the holder to receive one-seventh (1/7) of one ordinary share, and one redeemable Warrant entitling the holder to purchase one-half (1/2) of one ordinary share(2)(3)	11,500,000	$10.00	$115,000,000	$12,546.50
Ordinary Shares, par value $0.001 per share, included as part of the Units(3)	11,500,000	—	—	—	(4)
Rights included as part of the Units(3)	11,500,000	—	—	—	(4)
Redeemable warrants included as part of the Units(3)	11,500,000	—	—	—	(4)
Ordinary Shares underlying Rights included as part of the Units(3)	1,150,000	10.00	115,000,000	—	(4)
Total			$115,000,000	$12,546.50	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 units, consisting of 1,500,000 ordinary shares, 1,500,000 rights and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Alpha Star Acquisition Corporation is filing this Amendment No. 4 to its Registration Statement on Form S-1 (File No. 333- 257521) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits.

The Registrant is filing the following Exhibits

5.1       Opinion of Ogier, Cayman Islands counsel to the Registrant.

23.2      Consent of Ogier, Cayman Islands counsel to the Registrant, contained in Exhibit 5.1.

The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	250,000
Accounting fees and expenses	30,000
SEC/FINRA Expenses	12,000
NASDAQ listing and filing fees	50,000
Printing and engraving expenses	30,000
Miscellaneous expenses	128,000
Total offering expenses	$500,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On April 6, 2021, our sponsor purchased an aggregate of 2,875,000 founder shares, for an aggregate purchase price $25,000 at an average purchase price of approximately $0.01 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor as defined under Rule 501 of Regulation D.

In addition, our sponsor has agreed to purchase an aggregate of 300,000 private placement units (or 330,000 units if the over-allotment option is exercised in full), at a price of $10.00 per unit for an aggregate purchase price of $3,000,000, or $3,300,000 if the over-allotment option is exercised in full. Each unit consists of one private placement share, one private placement right granting the holder thereof the right to receive one-seventh (1/7) of an ordinary share upon the consummation of an initial business combination, and one private placement warrant. Each private placement warrant is exercisable to purchase one-half of one ordinary share at a price of $11.50 per whole share, in a private placement that will close simultaneously with the closing of this offering. These issuances will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.	The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

(b)	Financial Statements.	See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(6)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement between Registrant and Ladenburg Thalmann Co., Inc.***
3.1	Form of Memorandum of Association.***
3.2	Form of Articles of Association.***
3.3	Form of Amended and Restated Articles of Association upon completion of Registrant’s intial public offering***
4.1	Specimen Unit Certificate.***
4.2	Specimen Ordinary Share Certificate.***
4.3	Specimen Warrant Certificate.***
4.4	Specimen Rights Certificate.***
4.5	Form of Warrant Agreement between VStock Transfer LLC and the Registrant.***
4.6	Form of Rights Agreement between VStock Transfer LLC and the Registrant.***
5.1	Opinion of Ogier, Cayman Islands counsel to the Registrant.*
5.2	Opinion of Becker & Poliakoff LLP, counsel to the Registrant.***
10.1	Promissory Note, dated as of March 26, 2021, issued to A-Star Management Corp.***
10.2	Form of Letter Agreement among the Registrant, and its officers, directors and A-Star Management Corp.***
10.3	Form of Investment Management Trust Agreement between Wilmington Trust National Association, VStock Transfer LLC and the Registrant.***
10.4	Form of Registration Rights Agreement between the Registrant and certain security holders.***
10.5	Securities Subscription Agreement, dated March 26, 2021, between the Registrant and A-Star Management Corp.***
10.6	Private Placement Units Purchase Agreement between the Registrant and A-Star Management Corp.***
10.7	Form of Indemnity Agreement.***
10.8	Form of Administrative Services Agreement, by and between the Registrant and A-Star Management Corp.***
14	Form of Code of Ethics.***
23.1	Consent of UHY LLP.***
23.2	Consent of Ogier (included on Exhibit 5.1).*
23.3	Consent of Becker & Poliakoff LLP (included on Exhibit 5.2).***
99.1	Form of Audit Committee Charter.***
99.2	Form of Compensation Committee Charter.***
99.3	Form of Nominating Committee Charter. ***

*	Filed herewith.

**	To be filed by amendment.
***	Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of December, 2021.

Alpha Star Acquisition Corporation

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	Chairman, Chief Executive Officer and Director

By:	/s/ Guojian Chen
Name:	Guojian Chen
Title:	Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Alpha Star Acquisition Corporation has signed this registration statement or amendment thereto in New York, New York on December 3, 2021.

Authorized U.S. Representative

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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